Exhibit 99.2

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 838-6101	(310) 208-2550

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ADOPTS

CORPORATE GOVERNANCE ENHANCEMENTS

EAST PALO ALTO, Calif. – February 6, 2006 – Greater Bay Bancorp (Nasdaq:GBBK), a $7.1 billion in assets financial services holding company, announced that its Board of Directors has adopted three corporate governance enhancements.

First, the Board has approved an amendment to the Company’s Bylaws to declassify the Board. The amendment will be presented to the shareholders at this year’s annual meeting. Second, the Board has amended its Corporate Governance Guidelines to provide for the majority election of directors. Third, the Board has amended the Company’s shareholder rights plan to conform its terms to corporate governance trends and the policies of Institutional Shareholders Services. The plan, originally adopted by the Board in November 1998, is designed to enhance long-term shareholder value by encouraging potential acquirers to negotiate with the Board in any acquisition proposal.

Duncan Matteson, Chairman of the Board, commented, “During the past year, the Board has devoted significant time and resources to analyzing corporate governance trends and best practices. The Board is also sensitive to the desires of its shareholders on these issues as expressed in votes on shareholder proposals at previous annual meetings. As a result of these considerations, the Board believes that these changes are appropriate and in the best interests of all our shareholders.”

The Board currently has a classified board structure in which one of three classes of directors is elected each year for a three-year term. Under the declassification proposal, all directors would be elected annually beginning in 2007.

As for the majority election of directors, the Corporate Governance Guidelines now provide that any director who receives more “withheld” votes than “for” votes must tender his or her resignation to the Board of Directors. The Board Governance and Nominating Committee would then consider the director’s resignation and recommend to the full Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the resignation, the Committee and the Board would consider all relevant factors, including the stated reasons why shareholders withheld votes from the director, the length of service and qualifications of the director, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

Finally, the Company amended the shareholder rights plan to increase the triggering threshold from 10% to 20%, to include a sunset provision giving shareholders the right to vote on any extension of the plan (it currently expires in November 2008) or the adoption of a new rights plan, to include a shareholder redemption feature allowing shareholders to vote to redeem the rights if a qualifying offer is made to acquire the Company and to allow the Board to redeem the rights even after a triggering event occurs.

Greater Bay Bancorp Adopts Corporate Governance Enhancements

February 6, 2006

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized lending and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2004, and particularly the discussion of risk factors within such documents.

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